EXHIBIT 5.1

November 21, 2005

Emisphere Technologies, Inc.
765 Old Saw Mill River Road
Tarrytown, NY  10591

          Re:     Registration Statement on Form S-3

Ladies and Gentlemen:

          We are counsel to Emisphere Technologies, Inc., a Delaware corporation (the “Company”), and have represented the Company in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof, covering the resale to the public of (i) warrants to purchase 387,374 shares of common stock, $0.01 par value per share of the Company (the “Common Stock”) issued to MHR Capital Partners (100), LP and MHR Capital Partners (500) LP, (together with certain affiliated funds, “MHR”) on March 31, 2005, as amended on September 26, 2005, and warrants to purchase up to 617,211 shares of Common Stock issuable pursuant to MHR’s right under that certain Investment and Exchange Agreement between the Company and MHR dated September 26, 2005 (the “Investment Agreement”) to purchase additional warrants (collectively, the “Warrants”), (ii) up to 1,004,585 shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”) and (iii) up to 3,250,000 shares of Common Stock which consist of a) 2,500,000 shares of Common Stock issued to MHR on March 31, 2005 pursuant to the Investment Agreement and 750,000 shares of Common Stock which were issued and outstanding (together with the Warrant Shares, the “Shares”).  The Warrants and the Shares are to be offered for resale on a delayed or continuous basis pursuant to Rule 415 promulgated under the Securities Act by MHR as the selling stockholder named in the Registration Statement.

          We have examined, are familiar with, and have relied as to factual matters solely upon, copies of the Registration Rights Agreement, dated September 26, 2005, by and between MHR and the Company, the Warrants, the Investment Agreement, the Restated Certificate of Incorporation, as amended, By-Laws, as amended of the Company and an Officer’s Certificate from the Chief Financial Officer of the Company for the purpose of rendering this opinion (collectively, the “Documents”).

          For the purposes of this opinion, we have also assumed that: (a) in connection with any issuance of Warrants pursuant to the Investment Agreement or the issuance of the Warrant Shares to the holders of the Warrants,  the purchaser of the Warrants or the holder thereof, as the case may be, will have fully paid to the Company all required consideration for the Warrants as provided in the Investment Agreement or for the Warrant Shares as provided in the Warrant, as the case may be, and will have fully performed all the other obligations which it is to perform under the Investment Agreement, and that the Warrants or Warrant Shares will be issued in accordance with the terms of the Investment Agreement and Warrants (as the case may be); and (b) the number of Warrant Shares issued or issuable pursuant to the Warrants, will not, when taken together with all outstanding shares of Common Stock and all shares of Common Stock that may become issuable pursuant to any options, warrants, rights, plans, commitments or agreements to which the Company is a party or by which the Company is bound, exceed the number of authorized shares of Common Stock under the Company’s Restated Certificate of Incorporation, as amended.

          In connection with our opinion expressed below, we have assumed that, at or before the time of any resale of Warrants or Shares pursuant to the Registration Statement, the Registration Statement will have been declared effective under the Securities Act and the effectiveness thereof will not have been suspended, and that there will not have occurred any change in law affecting the validity of the issuance of such Warrants or Shares or the Shares’ status as fully paid and nonassessable.

          Our opinions contained herein are limited to the laws of The Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware Constitution, and reported judicial decisions interpreting these laws, and the federal law of the United States of America.

          Our opinion hereafter expressed is based solely upon:  (1) our review of the Documents; (2) discussions with those of our attorneys who have devoted substantive attention to the matters contained herein; and (3) such review of published sources of law as we have deemed necessary.

          Based on the foregoing, we are of the opinion that the Warrants and Shares have been duly authorized and when, as and if (i) the full consideration stated in the Investment Agreement is paid for each Warrant and, in the case of Warrant Shares, upon exercise of the Warrant and the applicable exercise price stated in the Warrant is paid for each Warrant Share, (ii) appropriate documents representing the Warrants and certificates representing the Shares are duly delivered by the transfer agent to the holder thereof against payment of the agreed consideration, and (iii) the Warrants or Shares are offered and sold in accordance with the Registration Statement and accompanying prospectus, the Warrants and Shares will be validly issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the prospectus contained in the Registration Statement under the caption “Legal Matters.”  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

Brown Rudnick Berlack Israels LLP